Exhibit 10.1

CREDIT AGREEMENT

among

COMPUTER TASK GROUP, INCORPORATED

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.

as Lead Arranger and Sole Book Runner

dated as of

October 30, 2015

i

TABLE OF CONTENTS

		Page
Section 10.18.	Limitations on Liability of the Issuing Lender	84
Section 10.19.	General Limitation of Liability	84
Section 10.20.	No Duty	85
Section 10.21.	Legal Representation of Parties	85
Section 10.22.	Governing Law; Submission to Jurisdiction	85
Jury Trial Waiver		Signature Page 1

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance Agreement
Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 5.3	Quarterly Reporting Periods
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans, Guaranties and Investments
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.10	Employee Benefits Plans
Schedule 6.15	Material Agreements

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 30th day of October, 2015 among:

(a) COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”);

(b) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c) KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b)(i) hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means:

(a) for the period from the Closing Date through March 31, 2016, fifteen (15.00) basis points; and

(b) commencing with the Consolidated financial statements of the Borrower for the Quarterly Reporting Period ending December 31, 2015, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.25 to 1.00	20.00 basis points
Less than 2.25 to 1.00	15.00 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is April 1, 2016. After April 1, 2016, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate.

The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent (which may be retroactively effective to the first day of the calendar month following the date upon which the Administrative Agent should have received the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or pursuant to Section 5.3(c) hereof, the Compliance Certificate), be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall promptly pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period; provided that if the Obligations under this Agreement have been paid in full the time such inaccuracy is shown to exist, the Borrower shall have no duty to provide any corrected Compliance Certificate or to pay an additional fees.

“Applicable Margin” means:

(a) for the period from the Closing Date through March 31, 2016, one hundred fifty (150.00) basis points for Eurodollar Loans and zero (0.00) basis points for Base Rate Loans; and

(b) commencing with the Consolidated financial statements of the Borrower for the Quarterly Reporting Period ending December 31, 2015, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Revolving Loans that are Eurodollar Loans	Applicable Basis Points for Revolving Loans that are Base Rate Loans
Greater than or equal to 2.25 to 1.00	200.00	50.00
Greater than or equal to 1.25 to 1.00 but less than 2.25 to 1.00	175.00	25.00
Less than 1.25 to 1.00	150.00	0.00

The first date on which the Applicable Margin is subject to change is April 1, 2016. After April 1, 2016, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective to the first day of the calendar month following the date upon which the Administrative Agent should have received the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or pursuant to Section 5.3(c) hereof, the Compliance Certificate), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period; provided that if the Obligations have been paid in full the time such inaccuracy is shown to exist, the Borrower shall have no duty to provide any corrected Compliance Certificate or to pay an additional interest.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent” means cash equivalents as determined in accordance with GAAP.

“Change in Control” means:

(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower;

(b) if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors;

(c) if the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of each Subsidiary Guarantor of Payment, except if as a result of merger, amalgamation or other disposition that is not prohibited by Section 5.12 hereof; or

(d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement that permits the holder thereof to accelerate or require the purchase or mandatory prepayment of the Indebtedness under such Material Indebtedness Agreement.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Fee” means, for any day, an amount equal to (a) (i) the Revolving Amount at the end of such day, minus (ii) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (b) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360).

“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 10.10 hereof).

“Commitment Period” means the period from the Closing Date to October 29, 2018, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Companies” means the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than any Company.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent) (other than the assumption of trade payables and short terms accruals in the ordinary course of business), the payment of consulting fees (except to the extent constituting reasonable compensation for services rendered) or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition, other than the payment of any fees to any investment banker in connection with such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of the Borrower (specifically including any software development costs that are capitalized), as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, Consolidated Net Earnings for such period (a) plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash expenses incurred in connection with stock-based compensation, (v) net losses from divested or discontinued operations, and (vi) other non-cash items reducing Consolidated Net Earnings, minus (b) to the extent included in Consolidated Net Earnings for such period, (i) net gains from divested or discontinued operations, and (ii) non-recurring non-cash gains not incurred in the ordinary course of business and other non-cash items increasing Consolidated Net Earnings; provided that, for any period during which an Acquisition is made pursuant to Section 5.13 hereof, Consolidated EBITDA shall be recalculated to include the “EBITDA” of the acquired company (with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in this definition) as if such Acquisition occurred at the beginning of such period, and the Borrower during the twelve (12) month period following the date of any such Acquisition may include in the calculation of Consolidated EBITDA the necessary portion of the adjusted historical results of the entity acquired in such Acquisition that were achieved prior to the applicable date of acquisition for such time period as is necessary for Borrower to have figures on a trailing four fiscal quarter basis from the date of determination with respect to such acquired entity.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any, but excluding (a) Indebtedness described solely in clauses (c) and (e) of the definition of Indebtedness, (b) Indebtedness consisting of undrawn amounts under letters of credit, and (c) Indebtedness permitted pursuant to Section 5.8(g) hereof so long as such Indebtedness does not exceed the cash surrender value of the life insurance policies securing such Indebtedness) of the Borrower, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements and excluding deferred financing costs) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower, determined as of such date on a Consolidated basis.

“Consolidated Tangible Net Worth” means, at any date, as determined on a Consolidated basis, the total of:

(a) Consolidated Net Worth; minus

(b) to the extent included in Consolidated Net Worth, patents, goodwill, and other intangibles (other than up to an aggregate amount of Fifteen Million Dollars ($15,000,000) of patents, goodwill, and other intangibles in each case acquired through one or more Acquisitions effected pursuant to Section 5.13 hereof);

provided that for the purpose of Section 5.7(b) hereof, Consolidated Tangible Net Worth shall be adjusted to add to shareholders’ equity any negative change in the Borrower’s foreign currency or pension adjustment and to subtract therefrom any positive change in Borrower’s foreign currency or pension adjustment, in each case during the relevant period.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means the Borrower, and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate for Revolving Loans from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan (specifically identifying such condition and including the particular default, if any) shall not have been satisfied); (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Designated Swap Obligation” means all obligations of a Company owing to a Lender (or an entity that is an affiliate of a then existing Lender) under a Hedge Agreement; but only so long as such Lender shall have provided a written confirmation to the Administrative Agent promptly upon execution of such Hedge Agreement that (a) it is documented pursuant to a standard International Swap Dealers Association, Inc. master agreement or reasonably comparable document, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure with respect to such Hedge Agreement in a reasonable and customary manner, and (c) it is entered into for hedging (rather than speculative) purposes.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Two Hundred Fifty Thousand Dollars ($250,000) (or the foreign currency equivalent of such amount), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Two Hundred Fifty Thousand Dollars ($250,000) (or the foreign currency equivalent of such amount).

“Downgraded Lender” means a Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s or Standard & Poor’s, or any other nationally recognized statistical rating organization recognized as such by the SEC, and that has been designated by the Administrative Agent, in its reasonable discretion, as a Downgraded Lender. Any Downgraded Lender shall cease to be a Downgraded Lender when the Administrative Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not the Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Administrative Agent (or an affiliate of the Administrative Agent, in the Administrative Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by the Administrative Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income and franchise Taxes (however determined) in each case imposed by the United State of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or management is located (or with which it has a present or former connection) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) in the case of any Non-U.S. Lender any withholding Tax that (i) is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Non-U.S. Lender (or, in the case of an assignment, its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such withholding Tax or (ii) is attributable to such Non-U.S. Lender’s failure to provide any information or documentation required to be provided by such Non-U.S. Lender to the Borrower or the Administrative Agent under Section 3.2 hereof, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations of official interpretations thereof and any agreement entered into pursuant to Section 1471(b)91) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, and any other Person that shall execute and deliver a Guaranty of Payment to the Administrative Agent, or become a party by joinder to the Guaranty of Payment that was executed on the Closing Date, subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Incremental Facility Amendment” means that term as defined in Section 2.9(c)(ii) hereof.

“Incremental Term Loan Facility” means that term as defined in Section 2.9(b)(i) hereof.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above (for purposes of this subpart (l), the amount of any guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith).

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition or control of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan) each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that if the Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent shall be unable to issue a Letter of Credit, such other Revolving Lender as shall be acceptable to the Administrative Agent and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders.

“KeyBank” means KeyBank National Association, a national banking association, and its successors and assigns.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods).

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Fifteen Million Dollars ($15,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of the last day of the most recently completed Quarterly Reporting Period); to (b) Consolidated EBITDA (for the most recently completed four Quarterly Reporting Periods).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Liquidity Amount” means, at any time, the sum of (a) (i) the Revolving Credit Commitment, minus (ii) the Revolving Credit Exposure; plus (b) all unencumbered, unrestricted cash and Cash Equivalents on hand of the Credit Parties held in the United States.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, and the Administrative Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto, including any assignment, mortgage, security agreement, guaranty agreement, subordination agreement hereafter securing or relating to the Obligations.

“Mandatory Prepayment” means that term as defined in Section 2.11(c) hereof.

“Mandatory Prepayment Amount” means that term as defined in Section 2.11(c) hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of the Borrower, (b) the business or financial condition of the Companies taken as a whole, (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or (d) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Three Million Dollars ($3,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.9(a) hereof, (b) increases pursuant to Section 2.9(b) hereof, and (c) assignments of interests pursuant to Section 10.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Minimum TNW Amount” means Sixty-Four Million Dollars ($64,000,000), as such amount may be adjusted pursuant to Section 5.7(b) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Consenting Lender” means that term as defined in Section 10.3(c) hereof.

“Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower or any other Credit Party to the Administrative Agent, the Swing Line Lender, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 10.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a) the investments by the Borrower or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c) the guaranties by the Borrower or a Domestic Subsidiary of the Indebtedness of a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(d) any investment by a Foreign Subsidiary in a Company, or a loan from a Foreign Subsidiary to a Company or a guaranty by a Foreign Subsidiary of Indebtedness or other obligations of a Company;

(e) any guaranty by the Borrower or a Domestic Subsidiary in support of an office lease entered into by a Foreign Subsidiary, in the ordinary course of business; and

(f) any guaranty by the Borrower or a Domestic Subsidiary of performance by a Foreign Subsidiary of the obligations of such Foreign Subsidiary to complete a project or other work under a customer contract, entered into in the ordinary course of business (so long as such guaranty is not a guaranty of Indebtedness);

(g) after the Closing Date, the loans by a Credit Party to, the investments by a Credit Party in, and the guaranties by a Credit Party of the Indebtedness of, Foreign Subsidiaries (including in connection with the consummation by a Foreign Subsidiary of an Acquisition permitted pursuant to Section 5.13 hereof), up to the aggregate amount, for all such loans, investments and guaranties, when combined with any Letters of Credit issued for the account of a Foreign Subsidiary, of Twelve Million Five Hundred Thousand Dollars ($12,500,000) at any time outstanding with respect to all Foreign Subsidiaries.

“Permitted Investment” means an investment of a Company, made after the Closing Date, in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as the aggregate amount of all such investments of all Companies made after the Closing Date does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of (a) Three Million Dollars ($3,000,000), plus (b) the aggregate amount of the net reduction of such investments made after the Closing Date resulting from the repayment of a loan or advance or the repurchase, redemption, sale or other disposition of such investment.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Quarterly Reporting Period” means the period established by the Borrower as a fiscal quarter of the Borrower, as more specifically set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(g) hereof.

“Register” means that term as described in Section 10.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all out-of-pocket costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent, after the occurrence of an Event of Default, to (i), enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each financial statement, audit report or other writing containing material information concerning any Company furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or an Affiliate in any fiscal year.

“Revolving Amount” means Forty Million Dollars ($40,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lender to issue, and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.9(b) or 10.10 hereof.

“Revolving Loan” means a loan made to the Borrower by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control or the United States Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority established pursuant to United Nations Security Council resolutions.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, unlimited liability company or other Person more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,. Unless the context otherwise requires, Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Administrative Agent and the Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and the Issuing Lender.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrower, on a discretionary basis, up to the aggregate amount at any time outstanding of Five Million Dollars ($5,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earliest of (a) demand by the Swing Line Lender, (b) ten days after the date such Swing Loan is made, or (c) the last day of the Commitment Period.

“Taxes” means any and all present or future taxes of any kind, including, but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” means the principal amount of Forty Million Dollars ($40,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“United States” means the United States of America.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

Section 1.2. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower’s audited financial statements previously provided to the Administrative Agent and the Lenders, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) with respect to GAAP, or if the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.

Section 1.4 Foreign Exchange. For purposes of any determination of whether any borrowing, investment, payment, Lien, or other transaction is permitted under this Agreement, all amounts in currencies other than Dollars shall be translated into Dollars at the exchange rate as of the date of determination; provided that no Default or Event of Default shall be deemed to have occurred solely as a result of any change in any exchange rate thereafter occurring.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, participate in Swing Loans made by the Swing Line Lender to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i) the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of the Borrower or any other Company (provided that with respect to any Company that is not a Guarantor of Payment, the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of such Company), as the Borrower may from time to time request. The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender). Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower, and any other Company for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(iii) Letter of Credit Fees.

(A) Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or a Company, the Borrower agrees to (1) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; and (2) pay to the Administrative Agent, for the sole benefit of the Issuing Lender such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(B) Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or a Company, the Borrower agrees to (1) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (2) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (3) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrower shall immediately reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrower on the date of the drawing of such Letter of Credit, at the sole option of the Administrative Agent, the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note

(or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v) Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi) Auto-Renewal Letters of Credit. If the Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the applicable Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit (or such other period as agreed to by the Administrative Agent and the Issuing Lender). Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and the Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(vii) Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, the Borrower shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender. The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. The Borrower shall also execute such documentation as the Administrative Agent or the Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Borrower.

(viii) Letters of Credit When One or More Revolving Lenders are Affected Lenders. No Letter of Credit shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless the Administrative Agent has entered into satisfactory (to the Administrative Agent) arrangements with the Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender (including, without limitation, the posting of cash collateral). With respect to any Letters of Credit that have been issued and are outstanding at the time any Revolving Lender is an Affected Lender, the Administrative Agent (and the Issuing Lender) shall have the right to require that the Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to the Administrative Agent (and the Issuing Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(c) Swing Loans.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.

(ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to the Borrower and the Revolving Lenders, the Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Upon receipt of such notice by the Borrower and the Revolving Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii) Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (confirmed by telephone), or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender

acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Revolving Lender.

(iv) Swing Loans When One or More Revolving Lenders are Affected Lenders. No Swing Loan shall be requested or issued hereunder if any Revolving Lender is at such time an Affected Lender hereunder, unless the Administrative Agent has entered into satisfactory (to the Administrative Agent and the Swing Line Lender) arrangements with the Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender (including, without limitation, the posting of cash collateral). With respect to any Swing Loans that are outstanding at the time any Revolving Lender is an Affected Lender, the Administrative Agent shall have the right to require that the Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to the Administrative Agent, such Swing Loans so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing November 30, 2015, and continuing on the last date of each calendar month thereafter and at the maturity thereof.

(ii) Eurodollar Loans. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate for Revolving Loans. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans. The Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.10 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(d) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a) Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Revolving Lender hereunder.

(b) Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrower to repay the Swing Loans and to pay interest thereon, the Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

(a) Notice of Loans and Credit Events. The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender). An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b) Funding of Loans. The Administrative Agent shall notify each Revolving Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Revolving Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c) Conversion and Continuation of Loans.

(i) At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii) At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d) Minimum Amount for Loans. Each request for:

(i) a Base Rate Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000);

(ii) a Eurodollar Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000); and

(iii) a Swing Loan shall be in an amount of not less than One Hundred Thousand Dollars ($100,000), or such lower amount as may be agreed by the Swing Line Lender.

(e) Interest Periods. The Borrower shall not request that Eurodollar Loans be outstanding for more than five different Interest Periods at the same time.

(f) Advancing of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, if the Borrower requests a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Revolving Lenders are Defaulting Lenders, the Administrative Agent shall have the option, in its sole discretion, to require the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the Borrower in an amount equal to (i) the amount requested by the Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders. For purposes of such Revolving Loans, the Revolving Lenders that are making such Revolving Loan shall do so in an amount equal to their Commitment Percentages of the amount requested by the Borrower. For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, be in excess of the Maximum Amount for such Lender.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever, except as otherwise provided by Section 3.2(b) hereof.

(b) Payments from Borrower. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 10.4 hereof for the account of the appropriate Lenders (or the Issuing Lender or the Swing Line Lender, as appropriate) not later than 1:00 P.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or the Issuing Lender or the Swing Line Lender) after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e) Affected Lenders. To the extent that the Administrative Agent receives any payments or other amounts for the account of a Revolving Lender that is an Affected Lender, at the discretion of the Administrative Agent, such Affected Lender shall be deemed to have requested that the Administrative Agent use such payment or other amount (or any portion thereof, at the discretion of the Administrative Agent) first, to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(v) and 2.2(c)(iii) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

(f) Payment of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, at the sole discretion of the Administrative Agent, in order to pay Revolving Loans made to the Borrower that were not advanced pro rata by the Revolving Lenders, any payment of any Loan may first be applied to such Revolving Loans that were not advanced pro rata.

Section 2.7. Prepayment.

(a) Right to Prepay.

(i) The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Loans shall be without any premium or penalty, except as provided in Section 3.3 with respect to Eurodollar Loans.

(ii) The Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii) Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of the Administrative Agent, in order to prepay Revolving Loans made to the Borrower that were not advanced pro rata by all of the Revolving Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Revolving Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b) Notice of Prepayment. The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c) Minimum Amount. Each prepayment of a Loan shall be in the principal amount of not less than the lesser of Five Hundred Thousand Dollars ($500,000), or the principal amount of such Loan, or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11(b) or Article III hereof.

Section 2.8. Commitment and Other Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, the Commitment Fee, for each day from the Closing Date through the last day of the Commitment Period. The Commitment Fee shall be payable quarterly in arrears, commencing on December 31, 2015 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

(c) Authorization to Debit Account. Each Credit Party hereby agrees that the Administrative Agent has the right to debit from any deposit account of the Borrower or any other Credit Party, amounts owing to the Administrative Agent and the Lenders by the Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith, provided that, absent an Event of Default, the Administrative Agent shall use reasonable efforts to provide prior notice to the Borrower of any such debits.

Section 2.9. Modifications to Commitment.

(a) Optional Reduction of Revolving Credit Commitment. The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If the Borrower reduces in whole the Revolving Amount, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and all other Obligations, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.

(b) Increase in Commitment.

(i) At any time, and from time to time, during the Commitment Increase Period, the Borrower may request that the Administrative Agent increase the Total Commitment Amount by (A) increasing the Revolving Amount, or (B) adding a term loan facility to this Agreement (an “Incremental Term Loan Facility”) (which Incremental Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases (revolver and term) made pursuant to this subsection (b) shall not exceed Twenty Million Dollars ($20,000,000). Each such request for an increase shall be in an amount of at least Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (1) increasing, for one or more Lenders, with their prior written consent, their respective

Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Incremental Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment or the Incremental Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”); provided that (a) one or more existing Lenders shall be given the first opportunity to provide Additional Commitments, and (b) the minimum Additional Commitment of any Additional Lender shall equal or exceed Five Million Dollars ($5,000,000), or such less amount agreed to by the Administrative Agent in writing.

(ii) During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Administrative Agent shall provide to the Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) the Borrower shall execute and deliver to the Administrative Agent and the Lenders such replacement or additional Revolving Credit Notes or term notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii) On each Additional Lender Assumption Effective Date with respect to the Commitment being increased, as appropriate, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and the Borrower shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the such Lenders would cause a prepayment of one or more Eurodollar Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender. The Borrower shall not request any increase in the Revolving Amount or request an Incremental Term Loan pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist. At the time of any such increase (or new facility), at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent (provided that the failure of any Lender to enter into any such Amendment shall not affect the effectiveness of such Amendment). Upon each increase of the Revolving Amount or the addition of an Incremental Term Loan Facility, the Total Commitment Amount shall be increased by the same amount.

(c) Incremental Term Loan Facility.

(i) Each Incremental Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans, (B) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), and (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, including, without limitation, similar interest for such Incremental Term Loan Facility.

(ii) An Incremental Term Loan Facility may be added hereunder pursuant to an amendment or restatement (the “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender providing a commitment with respect to such Incremental Term Loan Facility, each Additional Lender providing a commitment with respect to the Incremental Term Loan Facility, and the Administrative Agent. Notwithstanding anything herein to the contrary, the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of Section 2.10(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Sections 8.5 and 8.7 hereof for the purpose of treating such Incremental Term Loan Facility pari passu with the other Loans).

Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b) Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c) Mandatory Prepayments. If, at any time, any of the Companies shall incur Indebtedness to a Person other than a Lender pursuant to Section 5.8(g) hereof, the Borrower shall make a mandatory prepayment (each a “Mandatory Prepayment”), on the date that such Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the net cash proceeds of such Indebtedness, net of costs and expenses related thereto (the “Mandatory Prepayment Amount”). Each Mandatory Prepayment required to be made pursuant to this subsection (c) shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Unless otherwise agreed by the Required Lenders, the Revolving Credit Commitment shall be permanently reduced by the Mandatory Prepayment Amount, whether or not there shall be any Revolving Credit Exposure.

(d) Application of Mandatory Payments. Unless otherwise designated by the Borrower, each prepayment pursuant to subsection (a) above shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12. Swap Obligations Make-Well Provision. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of the Borrower under this Section 2.12 shall remain in full force and effect until all Obligations are paid in full. The Borrower intends that this Section 2.12 constitute, and this Section 2.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO

EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive issued after the Closing Date (whether or not having the force of law) from any central bank or other Governmental Authority:

(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, insurance charge, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, within fifteen (15) days after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable (provided such request shall include a reasonably detailed explanation of the basis for such request and the method for calculating such amount).

(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive issued after the Closing Date regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay or cause to be paid to such Lender within fifteen (15) days of such request, such additional amount or amounts as will compensate such Lender or such corporation for such reduction (provided such request shall include a reasonably detailed explanation of the basis for such request and the method for calculating such amount).

(c) For purposes of this Section 3.1 and Section 3.4(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, issued, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error provided such certificate includes the reasonably detailed explanation and method of calculation described above. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding anything in this Section 3.1 to the contrary, (i) no Lender shall receive compensation pursuant to this Section 3.1, unless such Lender is generally seeking compensation from other borrowers with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.1; and (ii) the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the request for such compensation.

Section 3.2. Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes, including for Taxes and Other Taxes applicable to additional sums payable under this Section 3.2) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to the Administrative Agent or such Lender. The Credit Parties shall jointly and severally indemnify the Administrative Agent and the Lenders on demand for the full amount of any Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by the Administrative Agent or any such Lender or required to be withheld or deducted from a payment to the Administrative Agent or any such Lender and any reasonable expenses arising therefrom or with respect thereto (including, without limitation, attorney fees), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Credit Parties shall, jointly and severally indemnify the Administrative Agent and the appropriate Lenders on demand for the full amount of Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender as a result of any such failure.

(c) Each Lender that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN-E, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that (i) such Non-U.S. Lender is not legally able to deliver, or (ii) in the Non-U.S. Lender’s reasonable judgment such completion, execution or submission would subject such Non-U.S. Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender.

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.2(d), “FATCA” shall include any amendments to FATCA after the date of this Agreement.

(e) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 10.3(c) or 10.12 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the Eurodollar Rate that was used as the basis for determining the Derived Eurodollar Rate applicable (or that would have become applicable) for such Loans over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender shall be conclusive absent manifest error provided that such certificate includes a computation of such amount in reasonable detail. The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes as Requested. The Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b) Guaranties of Payment. The Borrower and each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent and the Lenders.

(c) Lien Searches. With respect to the property owned or leased by the Borrower and each Guarantor of Payment, the Borrower shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(d) Officer’s Certificate, Resolutions, Organizational Documents. The Borrower shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(e) Good Standing and Full Force and Effect Certificates. The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed.

(f) Legal Opinion. The Borrower shall have delivered to the Administrative Agent an opinion of counsel (which may be the general counsel for the Borrower) for the Borrower and each other Credit Party, in form and substance satisfactory to the Administrative Agent and the Lenders.

(g) Advertising Permission Letter. The Borrower shall have delivered to the Administrative Agent an advertising permission letter, authorizing the Administrative Agent to publicize the transaction and specifically to use the name of the Borrower in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.

(h) Administrative Agent Fee Letter and Other Fees. The Borrower shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Administrative Agent and paid to the Administrative Agent the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(i) Existing Credit Agreement. The Borrower shall have terminated (a) demand line of credit agreement, among the Borrower and Manufacturers and Traders Trust Company, as lender and agent and KeyBank National Association, as lender, dated as of May 1, 2014, as amended, and (c) any other Indebtedness of the Companies not permitted by Section 5.8 hereof (including, without limitation, any Indebtedness secured by cash surrender value of life insurance), which terminations in the foregoing subparts (a) and (b) shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and terminations of the commitments established therein.

(j) Closing Certificate. The Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists or immediately after the first Credit Event will exist, (iii) Consolidated Tangible Net Worth, as calculated pursuant to Section 5.7(b) hereof, is no less than Sixty-Four Million Dollars ($64,000,000), and (iv) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(k) Letter of Direction. The Borrower shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(l) No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since July 3, 2015.

(m) Miscellaneous. The Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of any Lender’s written request, furnish to the Administrative Agent such information about such Company’s insurance as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer.

Section 5.2. Money Obligations. Each Company shall pay in full (except to the extent the failure to so pay could not reasonably be expected to result in a Material Adverse Effect or a material federal tax Lien) (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a) Quarterly Financials. The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of each of the first three Quarterly Reporting Periods of each fiscal year (or, if earlier, within five days after the date which the Borrower shall be required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the Quarterly Reporting Period and fiscal year to date periods, all prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

(b) Annual Audit Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five days after the date which the Borrower shall be required to submit its Form 10-K), an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c) Compliance Certificate. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d) Management Reports. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsections (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the systems, operations, financial condition or properties of the Companies.

(e) Pro-Forma Projections. The Borrower shall deliver to the Administrative Agent and the Lenders, within sixty (60) days after the end of each fiscal year of the Borrower, annual pro-forma projections of the Companies for the then current fiscal year, to be in form and detail acceptable to the Administrative Agent (and at a minimum to include pro-forma projections of balance sheets, statements of income and cash flow) and presented on a quarterly year to date basis.

(f) Shareholder and SEC Documents. The Borrower shall deliver to the Administrative Agent and the Lenders (or give notice of the availability thereof on the SEC Edgar website), as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (ii) upon the request of the Administrative Agent, copies of any other filings made by the Borrower with the SEC, and (iii) notice of (and, upon the request of the Administrative Agent, copies of) any other information that is provided by the Borrower to its shareholders generally.

(g) Reporting Periods. If, at any time, the information set forth on Schedule 5.3 hereto becomes inaccurate, or does not set forth each Quarterly Reporting Period for the following fiscal year of the Borrower, the Borrower shall promptly deliver to the Administrative Agent a replacement Schedule 5.3 that includes such additional or corrected information, in form and substance satisfactory to Lender.

(h) SEC Reporting; Electronic Delivery; Final Statements. Notwithstanding anything to the contrary contained in this Agreement, all financial statements and reports required hereunder (including, without limitation, those required pursuant to Section 5.3(a) and (b) hereof) shall, upon notice of such filing from the Borrower to the Administrative Agent, be deemed delivered to the Administrative Agent and the Lenders upon delivery of such financial statements and reports to the SEC pursuant to the Borrower’s public company reporting requirements (and such financial statements and reports shall be readily available to the Administrative Agent and Lenders). In addition, upon the filing of the Borrower’s 10-Q report with the SEC for any Quarterly Reporting Period, such report shall be deemed to satisfy the requirements of subsection (a) above, and upon the filing of the Borrower’s 10-K report with the SEC for any fiscal year, such report shall be deemed to satisfy the requirements of subsection (b) above. All financial statements and reports required to be delivered pursuant to this Section 5.3 may, at the Borrower’s option, be delivered via electronic mail to the Administrative Agent and the Lenders in accordance with Section 10.4 hereof.

(i) Financial Information of the Companies. The Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of any Company as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent or such Lender.

Section 5.4. Financial Records. Each Company shall at all times maintain records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours, and except during the continuance of an Event of Default, upon reasonable advance notice to such Company) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance.

(a) No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.

(b) The Borrower shall furnish to the Administrative Agent and the Lenders

(i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred that could reasonably be expected to have a Material Adverse Effect, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and

(ii) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company if the subject matter of such notice could reasonably be expected to involve a material liability; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

(c) The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan.

(d) As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event that could reasonably be expected to have a Material Adverse Effect shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.

(e) The Borrower shall, at the request of the Administrative Agent or any Lender, deliver or cause to be delivered to the Administrative Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.

Section 5.7. Financial Covenants.

(a) Leverage Ratio. The Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.75 to 1.00.

(b) Minimum Consolidated Tangible Net Worth. The Borrower shall not suffer or permit the Consolidated Tangible Net Worth to be less than the Minimum TNW Amount as of the last day of any Quarterly Reporting Period. The Minimum TNW Amount shall initially equal Sixty-Four Million Dollars ($64,000,000), but shall adjusted as follows: as of the last day of each fiscal year of the Borrower, the Minimum Tangible Net Worth Amount shall be (i) be increased by fifty percent (50%) of Borrower’s net profits for such fiscal year (or, on December 31, 2015, net profits for the Quarterly Reporting Periods ended October 2, 2015 and December 31, 2015), and (ii) be adjusted to add to shareholders’ equity any negative change in the Borrower’s foreign currency adjustment and to subtract therefrom any positive change in Borrower’s foreign currency adjustment, in each case during such fiscal year (or, on December 31, 2015, adjustments for the Quarterly Reporting Periods ended October 2, 2015 and December 31, 2015). The Minimum TNW Amount, as adjusted in accordance with the preceding sentence, shall become the Minimum TNW Amount under this Section 5.7(b) for the fiscal year commencing the day after such adjustment and shall again be adjusted on the last day of such fiscal year as set forth herein.

(c) Capital Expenditures. The Companies shall not invest in Consolidated Capital Expenditures more than an aggregate amount equal to Five Million Dollars ($5,000,000) during any fiscal year of the Borrower.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b) any loans granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase, improvement, construction or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased, improved, constructed or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Two Million Dollars ($2,000,000) at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date, except for capitalized interest and financing costs);

(d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f) Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(g) Indebtedness consisting of loans made to a Company, secured by the cash surrender value of life insurance of such Company, so long as (i) the Companies, both immediately prior to, and after giving pro forma effect to the incurrence thereof and any Mandatory Prepayment required by, and any reduction of commitments pursuant to, Section 2.11(c) hereof, are in compliance with Section 5.7 hereof (at the levels required for the most recently ended Quarterly Reporting Period for which financial statements have been delivered pursuant to Section 5.3(a) or 5.3(b) hereof), (A) with each such financial covenant being recalculated as of the last day of the most recent Quarterly Reporting Period for which financial statements have been delivered pursuant to Section 5.3(a) or 5.3(b) hereof, and (B) assuming for purposes of these calculations that (1) that the Revolving Credit Exposure equals the Revolving Credit Commitment, and (2) the full committed amount of such Indebtedness shall be treated as outstanding Indebtedness; and (ii) the aggregate principal amount of such Indebtedness does not exceed, at any time outstanding, Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (provided that the aggregate principal amount of such Indebtedness shall also in no event exceed, at any time outstanding, an amount equal to eighty-five percent of the cash surrender value of the life insurance securing such Indebtedness unless such Indebtedness is otherwise non-recourse to any Company); and

(h) other Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Five Million Dollars ($5,000,000).

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) any Lien granted to the Administrative Agent, for the benefit of the Lenders (and affiliates thereof);

(d) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased (except for capitalized interest and financing costs);

(e) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price, improvement or construction costs and only attaches to the property being acquired, improved or constructed;

(f) easements or other minor defects or irregularities in title of real or personal property not interfering in any material respect with the use of such property in the business of any Company;

(g) Liens (other than any lien created by Section 4069 of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return of money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property);

(h) customary set-off rights against depository accounts permitted hereunder in favor of banks at which a Company maintains such depository accounts, which set-off rights only secure the obligations of such Company to pay ordinary course fees and bank charges;

(i) judgment and attachment liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by the Companies in appropriate proceedings and for which adequate reserves have been made;

(j) Liens securing permitted Indebtedness of Foreign Subsidiaries that attach solely to the assets of such Foreign Subsidiaries;

(k) Liens securing the Indebtedness permitted by Section 5.8(g) hereof, so long as such Liens attach only to the cash surrender value of life insurance policies owned by a Company; or

(l) other Liens, in addition to the Liens listed above, not incurred in connection with the incurring of Indebtedness, securing amounts, in the aggregate for all Companies, not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

No Company shall enter into any contract or agreement that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company other than a contract or agreement:

(i) in connection with the purchase, improvement, construction or lease of fixed assets, or permitted Indebtedness incurred for such purpose (including a permitted replacement or refinancing thereof), that prohibits Liens on such fixed assets;

(ii) in connection with a permitted disposition of such Company’s assets that prohibits Liens on such assets pending such disposition; or

(iii) in connection with permitted Indebtedness of a Foreign Subsidiary that only restricts Liens on assets of such Foreign Subsidiary.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v) loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

(vi) Permitted Investments or Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to or after giving pro forma effect to such loan or investment;

(vii) investments received in compromise or settlement of litigation or disputes or as the result of enforcement of any Lien by a Company or in an insolvency proceeding;

(viii) Investments made in the Borrower’s Non-qualified Key Employee Deferred Compensation Plan;

(ix) any Acquisition permitted under Section 5.13 hereof; and

(x) any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding;

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Company (other than the Borrower) may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that at least one Guarantor of Payment shall be the continuing or surviving Person);

(b) a Company may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

(c) a Company (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(d) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful or no longer used in such Company’s business and may sell its corporate headquarters in Buffalo, New York; and

(e) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

(a) in the case of an Acquisition that involves a merger, amalgamation or other combination including the Borrower, the Borrower shall be the surviving entity;

(b) in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;

(d) no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

(e) prior to or promptly following such Acquisition, or if the aggregate Consideration for an Acquisition exceeds Ten Million Dollars ($10,000,000), ten days prior to the closing date of such Acquisition (or such lesser period as reasonably approved by the Administrative Agent), the Borrower shall have (i) delivered written notice of such Acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition (if known); and (ii) provided to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing (A) pro forma compliance with Section 5.7 hereof (at the levels required for the most recently ended Quarterly Reporting Period for which financial statements have been delivered pursuant to Section 5.3(a) or 5.3(b) hereof) with each such financial covenant being recalculated as of the last day of the most recent Quarterly Reporting Period for which financial statements have been delivered pursuant to Section 5.3(a) or 5.3(b) hereof, both before and after giving pro forma effect to the proposed Acquisition, and (B) compliance with subsections (f) and (g) below;

(f) the Leverage Ratio, both immediately prior to and after giving pro forma effect to such Acquisition, being in each case recalculated as of the last day of the most recent Quarterly Reporting Period for which financial statements have been delivered pursuant to Section 5.3(a) or 5.3(b) hereof, shall not exceed 2.50 to 1.00;

(g) the Liquidity Amount, both immediately prior to and after giving pro forma affect to such Acquisition, shall be no less than Fifteen Million Dollars ($15,000,000); and

(h) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired.

Section 5.14. Notice. The Borrower shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(a) a Default or Event of Default has occurred, or could reasonably be expected to occur hereunder, or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any other Related Writing may for any reason cease in any material respect to be true and complete when made or deemed to have been made;

(b) the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that could reasonably be expected to have a Material Adverse Effect; or

(c) the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

(a) the Borrower may make Capital Distributions in the form of dividends so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such Capital Distributions, thereafter shall begin to exist, and (ii) the aggregate amount of dividends made by the Borrower shall not exceed Five Million Dollars ($5,000,000) during any fiscal year of the Borrower; and

(b) the Borrower may make Capital Distributions in the form of stock repurchases so long as (i) no Default or Event of Default shall then exist or, after giving pro forma effect to such Capital Distributions, thereafter shall begin to exist, and (ii) aggregate amount paid by the Companies with respect to such stock repurchases shall not exceed Four Million Dollars ($4,000,000) during any fiscal year of the Borrower.

Section 5.16. Environmental Compliance. Each Company shall comply with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. The Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company if such litigation or proceeding involves a matter that could be reasonably be expected to have a Material Adverse Effect on such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law, except if such violation could not reasonably be expected to have a Material Adverse Effect. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. The Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees.

Section 5.18. Use of Proceeds. The Borrower’s use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies, for the refinancing of existing Indebtedness and for Acquisitions permitted hereunder. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

Section 5.19. Subsidiary Guaranties. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations, such agreement to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel (which may be the general counsel of the Borrower, in the reasonable discretion of the Administrative Agent) as may be deemed necessary or advisable by the Administrative Agent. With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, the Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

Section 5.20. Restrictive Agreements. Except as set forth in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the

Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease or (iv) customary restrictions in agreements evidencing permitted Indebtedness of Foreign Subsidiaries to the extent such restrictions shall only restrict Foreign Subsidiaries.

Section 5.21. Other Financial Covenants. In the event that any Credit Party shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the financial covenants contained therein shall be more restrictive than the financial covenants set forth herein, then the Credit Parties shall immediately be bound hereunder (without further action) by such more restrictive financial covenants with the same force and effect as if such financial covenants were written herein for so long as such financial covenants are in effect pursuant to such Material Indebtedness Agreement. In addition to the foregoing, the Borrower shall provide prompt written notice to the Administrative Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive financial covenants, and shall, within fifteen (15) days thereafter (if requested by the Administrative Agent), execute and deliver to the Administrative Agent an amendment to this Agreement that incorporates such more restrictive financial covenants, with such amendment to be in form and substance satisfactory to the Administrative Agent.

Section 5.22. Pari Passu Ranking. The Obligations shall, and the Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior unsecured Indebtedness of the Borrower.

Section 5.23. Guaranty Under Material Indebtedness Agreement. No Company that is not a Credit Party shall be or become a Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement entered into by a Credit Party unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.24. Amendment of Organizational Documents. No Company shall amend its Organizational Documents to amend its Organizational Documents, in each case in any manner materially adverse to the Lenders, without the prior written consent of the Administrative Agent.

Section 5.25. Fiscal Year of Borrower. The Borrower shall not change the date of its fiscal year-ends listed on Schedule 5.3 hereto without the prior written consent of the Administrative Agent.

Section 5.26. Further Assurances. The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary and where the failure to so qualify could reasonably be expected to result in a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of the Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company (other than the Borrower), and its tax identification number. The Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d) has ensured that no Company, or to the knowledge of any Company, any director or officer of a Company, is a Person that is, or is controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations;

(f) is in compliance with Anti-Corruption Laws; and

(g) is in compliance with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that in the case of (a), (b) and (c) could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company (other than U.C.C. Financing Statements filed in connection with operating leases and bailments of property and any U.C.C. Financing Statement that are filed without authorization and that have not yet become known to the Borrower, in which case the Borrower shall promptly after gaining knowledge thereof, contest such U.C.C. Financing Statement in good faith); (b) there is and will be no mortgage or charge outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company, except as permitted by Section 5.9 hereof.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or if the failure to file such reports or pay such taxes could not reasonably be expected to have a Material Adverse Effect or result in a material federal tax Lien. The provision for taxes on the books of each Company comports with the requirements of GAAP for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, except as could not reasonably be expected to have a Material Adverse Effect. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Continued Business. There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination or cancellation of a business relationship with any customer or supplier (without a substantially concurrent replacement thereof), or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of the Companies, taken as a whole, and there is no actual or pending, or threatened to the knowledge of the Company, adverse change in the business relationship of any Company with any such customer, supplier or group and no other present condition or state of facts or circumstances, that in any such case, would have a Material Adverse Effect.

Section 6.10. Employee Benefits Plans.

(a) Schedule 6.10 hereto identifies each ERISA Plan that is subject to Title IV of ERISA as of the Closing Date.

(b) Except as could not reasonably be expected to have a Material Adverse Effect:

(i) no ERISA Event has occurred or is expected to occur with respect to an ERISA Plan;

(ii) full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan;

(iii) the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements;

(iv) with respect to each ERISA Plan that is intended to be qualified under Code Section 401(a),

(A) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a),

(B) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely),

(C) the ERISA Plan and any associated trust (1) is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service, or (2) if permitted under rules then in effect as adopted by the Internal Revenue Service, has received a favorable determination letter from the Internal Revenue Service, stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired;

(D) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and

(E) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.

(v) With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.11. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12. Solvency. The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13. Financial Statements. The audited Consolidated financial statements of the Borrower, for the fiscal year ended December 31, 2014 and the unaudited Consolidated financial statements of the Borrower for the Quarterly Reporting Period ended July 3, 2015, furnished to the Administrative Agent and the Lenders, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures that could reasonably be expected to result in a Material Adverse Effect.

Section 6.14. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.15. Material Agreements. Except as disclosed on Schedule 6.15 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.16. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 6.17. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.18. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.19. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.20. Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 7.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five days thereafter, or (b) the principal of any Loan, any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11 shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.3, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.21 or 5.23 hereof.

Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall have been false or erroneous when made or deemed to have been made.

Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Judgments. There is entered against any Company:

(a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider) shall exceed Three Million Dollars ($3,000,000); or

(b) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of five consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 7.9. Validity of Loan Documents. If (a) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (b) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (c) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

Section 7.10. Solvency. If any Credit Party shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Credit Party; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Credit Party; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Credit Party; (k) have assets, the value of which is less than its liabilities; or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower and any other Company to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrower and any other Company to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of the Borrower or any other Company, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

Section 8.5. Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 8.7. Application of Proceeds.

(a) Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 10.5 and 10.6 hereof and to the payment of Related Expenses.

(b) Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i) first, to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 10.5 and 10.6 hereof and to the payment of Related Expenses to the Administrative Agent;

(ii) second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 10.5 and 10.6 hereof;

(iii) third, for payment pro rata of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (A), and (B) Designated Swap Obligations

(iv) fourth, to any remaining Obligations; and

(v) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Designated Swap Obligation.

ARTICLE IX. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower or any other Company, or the financial condition of the Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.

Section 9.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Administrative Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 9.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8. Release of Guarantor of Payment. In the event of a merger, sale of assets or other transaction permitted pursuant to Section 5.12 hereof or otherwise permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrower, is hereby authorized by the Lenders to release, in connection therewith, one or more Guarantors of Payment, upon the written request of the Borrower.

Section 9.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 9.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 9.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 9.12. Issuing Lender. The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article IX, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 9.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article IX, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 9.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.16. Other Agents. The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.

Section 9.17. Designated Swap Obligation Lender. No Lender (or affiliate thereof) that obtains the benefit of the Guaranty of Payment executed and delivered the Borrower (regarding Designated Swap Obligations) hereof shall have any right to receive notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to receive notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any provision in this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Designated Swap Obligation except to the extent expressly provided herein and unless the Administrative Agent has received the confirmation required under the definition of Designated Swap Obligation, together with such supporting documentation as the Administrative Agent may request from the applicable Lender (or affiliate thereof).

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 10.3. Amendments, Waivers and Consents.

(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) above:

(i) Consent of Affected Lenders Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 10.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment material amount of collateral securing the Obligations, except in connection with a transaction specifically permitted hereunder, or (G) without the unanimous consent of the Lenders, amend this Section 10.3 or Section 8.5 or 8.7 hereof.

(ii) Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii) Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.9(b) hereof.

(c) Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non-Consenting Lender and the Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.10 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d) Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement (or, with respect to borrowing requests, payments and other administrative matters, to 127 Public Square, Cleveland, Ohio, Attention: Loan Services), or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be received when delivered (if received during normal business hours on a Business Day, such Business Day, otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices hereunder shall not be effective until received (or deemed to be received). For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 10.5. Costs, Expenses and Documentary Taxes. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the enforcement of the Obligations, this Agreement or any other Loan Document. In addition, the Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

Section 10.6. Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrower and the Lenders with respect to the Loan Documents is and shall be solely that of debtor and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Lenders and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and all of the Lenders.

Section 10.10. Lender Assignments.

(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Defaulting Lender), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or Section 8.5 hereof.

(b) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of the Borrower and the Administrative Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of the Borrower and the Administrative Agent shall not be unreasonably withheld or delayed; provided that the consent of the Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Administrative Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to the Borrower and the Administrative Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Administrative Agent such additional amendments, assurances and other writings as the Administrative Agent may reasonably require.

(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Administrative Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), the Administrative Agent and the Borrower) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY, or Form W-8BEN-E, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Administrative Agent and the Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to the Administrative Agent and the Borrower) a new Form W-8ECI, Form W-8IMY, or Form W-8BEN-E, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrower shall execute and deliver (i) to the Administrative Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Administrative Agent to Maintain Register. The Administrative Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it) without the consent of the Borrower or the Administrative Agent; provided that:

(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

The Borrower agrees that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrower shall not increase as a result of such transfer and the Borrower shall have no obligation to any Participant.

Section 10.12. Replacement of Affected Lenders. Each Lender agrees that, during the time in which any Lender is an Affected Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(f) and (g) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 10.13. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 10.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.15. Investment Purpose. Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any mandate letter and fee letter between the Borrower and KeyBank that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section 10.17. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that (i) each such prospective transferee or participant shall have an agreement for the benefit of the Borrower with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 10.17, (ii) the prospective transferee or participant shall be a Eligible Transferee and (iii) the approval of the Borrower to such transfer shall have been obtained if required under Section 10.10(b)); (c) to the parent corporation or other affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrower and its Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the

Borrower or its Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 10.17 shall not relieve the Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

Section 10.18. Limitations on Liability of the Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 10.19. General Limitation of Liability. No claim may be made by any Credit Party or any other Person against the Administrative Agent, the Issuing Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section 10.20. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 10.21. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.22. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by New York law.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Loan Document, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	800 Delaware Avenue Buffalo, New York 14209-2094 Attention: Senior Vice President and General Counsel	COMPUTER TASK GROUP, INCORPORATED
By:
Peter P. Radetich
Senior Vice President, General Counsel and Secretary

Address:	50 Fountain Plaza – 17th floor Buffalo, New York 14202 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, the Issuing Lender and as a Lender

By:
Mark F. Wachowiak
Senior Vice President

Signature Page 1 of 2 to

Credit Agreement

Address:	One Fountain Plaza Buffalo, New York 14203 Attention:	MANUFACTURERS AND TRADERS TRUST COMPANY
By:
Andrew M. Constantino
Vice President

Signature Page 2 of 2 to

Credit Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT		MAXIMUM AMOUNT
KeyBank National Association	65.00%		$26,000,000.00	$26,000,000.00
	35.00%		$14,000,000.00	$14,000,000.00
Total Commitment Amount	100%	$		$40,000,000.00

SCHEDULE 2

GUARANTORS OF PAYMENT

CTG of Buffalo, Inc., a New York corporation

Computer Task Group International, Inc., a Delaware corporation

Schedule 5.3

Quarterly Reporting Periods

2016Q1: January 1, 2016 through April 1, 2016

2016Q2: April 2, 2016 through July 1, 2016

2016Q3: July 2, 2016 through September 30, 2016

2016Q4: October 1, 2016 through December 31, 2016

2017Q1: January 1, 2017 through March 31, 2017

2017Q2: April 1, 2017 through June 30, 2017

2017Q3: July 1, 2017 through September 29, 2017

2017Q4: September 30, 2017 through December 31, 2017

2018Q1: January 1, 2018 through March 30, 2018

2018Q2: March 31, 2018 through June 29, 2018

2018Q3: June 30, 2018 through September 28, 2018

2018Q4: September 29, 2018 through December 31, 2018

Schedule 5.8

Indebtedness

The Borrower* and its Subsidiaries do not have any outstanding Indebtedness as of the Closing Date other than amounts currently drawn under the Company’s existing demand line of credit, which will be paid on the Closing Date.

* All capitalized terms used in these Schedules have the meanings given to them in the Credit Agreement to which these Schedules are attached.

Schedule 5.9

Liens

NONE

Schedule 5.11

Permitted Foreign Subsidiary Loans, Guaranties and Investments

Capital investments made in Foreign Subsidiaries existing as of the Closing Date and are reflected in the financial records of such Foreign Subsidiaries. None have been made in many years.

The Borrower has committed to provide support to Computer Task Group (UK) Limited as requested by its auditors given such subsidiary’s poor financial performance. The Borrower has NOT provided any direct support to that subsidiary since providing that commitment (any such support after the Closing Date would be subject to the restrictions under Section 6.11 of the Credit Agreement applying to investments and loans made after the Closing Date) .

The following Indebtedness owing to the Borrower from the Subsidiaries listed below:

Computer Task Group (UK) Limited - $612,428.20

Computer Task Group Belgium N.V.- $78,610.07

Computer Task Group Luxembourg, PSF S.A.- $1,826.01

Computer Task Group of Canada Inc.- $379,125.11

Computer Task Group Europe B.V.- $3,164,433.24

Schedule 6.1

Corporate Existence; Subsidiaries; Foreign Qualification

Domestic Companies

Name	Type of Organization	Jurisdiction of Formation	Foreign Qualification	Ownership
Computer Task Group, Incorporated	Corporation	New York	(see below)	Parent

Computer Task Group International, Inc.	Corporation	Delaware	n/a	Wholly owned by Computer Task Group, Incorporated

CTG of Buffalo, Inc.	Corporation	New York	n/a	Wholly owned by Computer Task Group, Incorporated

Computer Task Group of Delaware, Inc.*	Corporation	Delaware	n/a	Wholly owned by Computer Task Group, Incorporated

Foreign Subsidiaries

Name	Type of Organization	Jurisdiction of Formation	Ownership
Computer Task Group (Holdings) Limited*	English corporation	UK	Wholly owned by Computer Task Group, Incorporated

Computer Task Group Europe B.V.	Netherlands corporation	The Netherlands	Wholly owned by Computer Task Group International, Inc.

Computer Task Group (UK) Limited	English corporation	UK	Wholly owned by Computer Task Group Europe, B.V.

Computer Task Group Belgium N.V.	Belgium corporation	Belgium	99.99% owned by Computer Task Group Europe, B.V. .01% owned by CTG ITS S.A.

E-Trinity N.V.	Belgium corporation	Belgium	99.99% owned by Computer Task Group Belgium N.V. .01% owned by Computer Task Group Europe B.V.

Computer Task Group Luxembourg, PSF S.A.	Luxembourg corporation	Luxembourg	99.99% owned by Computer Task Group, Inc. .01% owned by Computer Task Group Belgium N.V.

Computer Task Group of Canada Inc.	Ontario Corporation	Province of Ontario, Canada	Wholly owned by Computer Task Group, Incorporated

Computer Task Group IT Solutions, S.A.	Luxembourg corporation	Luxembourg	99.99% owned by Computer Task Group Luxembourg, PSF S.A.

.01% owned by Computer Task Group Belgium N.V.

CTG ITS, S.A.	Belgium corporation	Belgium	99.99% owned by Computer Task Group IT Solutions, S.A.

.01% owned by Computer Task Group Luxembourg, PSF S.A.

*	Dormant Subsidiary

Foreign Qualifications for Computer Task Group, Incorporated:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, ID, IL, IN, IO, KS, KY, ME, MD, MA, MI, MN, MS, MO, MT, NE, NH, NJ, NC, ND, OH, OK, OR, PA, PR, SC, TN, TX, UT, V, VI, WA, WV, WI

Tax Identification Numbers for Domestic Entities:

16-0912632, Computer Task Group, Incorporated

16-1390358, Computer Task Group International, Inc.

11-3643876, CTG of Buffalo, Inc.

16-1438113, Computer Task Group of Delaware, Inc.

Identification Numbers for Foreign Entities:

1746873, Computer Task Group (Holdings) Limited*

1262284, Computer Task Group (UK) Limited

1035-711-05, Computer Task Group of Canada Inc.

Registration n°: 007963439, VAT: NL 0079.63.439.B01, Computer Task Group Europe B.V.

Registration n°: 570.320, VAT: BE0450.277.958, Computer Task Group Belgium N.V.

Registration n°: 0468.727.457 (BE) - 57017441 (KvK NL), VAT: 0468.727.457, E-Trinity N.V.

Registration n°: RC B 56109, VAT: LU 1684 5567, Computer Task Group Luxembourg, PSF S.A.

Registration n°: RC B 110615, VAT: LU 208206606, Computer Task Group IT Solutions, S.A.

Registration n°: 0822.125.181, VAT: BE0822.125.181, CTG ITS, S.A.

Schedule 6.4

Litigation and Administrative Proceedings

NONE

Schedule 6.10

Employee Benefits Plans under Title IV of ERISA

NONE

Schedule 6.15

Material Agreements

IBM Services Agreement, effective 12/31/2011 through 12/31/2017

LeNovo Services Agreement, effective 02/01/2007 until terminated

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	[ ] [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of             (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

[                                                                                   AND 00/100]                                                                                       DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States.

As used herein, “Credit Agreement” means the Credit Agreement dated as of October 30, 2015, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) and (c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to make prepayments, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:

EXHIBIT B

FORM OF

SWING LINE NOTE

$	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

[                                                                                   AND 00/100]                                                                                       DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Credit Agreement dated as of October 30, 2015, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) and (c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to make prepayments, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:

EXHIBIT C

FORM OF

NOTICE OF LOAN

                                 , 20

KeyBank National Association, as the Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention: Institutional Bank

Ladies and Gentlemen:

The undersigned, COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”) refers to the Credit Agreement, dated as of October 30, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the Borrower hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a)	The Business Day of the Proposed Loan is , 20 .

(b)	The amount of the Proposed Loan is $ .

(c)	The Proposed Loan is to be a Base Rate Loan / Eurodollar Loan / Swing Loan . (Check one.)

(d)	If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month , two months , three months , six months. (Check one.)

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

For the Quarterly Reporting Period ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [President] or [Chief Financial Officer] of COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”);

(2) I am familiar with the terms of that certain Credit Agreement, dated as of October 30, 2015, among the Borrower, the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by the Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the         day of                     , 20    .

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                          (the “Assignor”) and                                          (the “Assignee”) is dated as of                      , 20    . The parties hereto agree as follows:

1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of October 30, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among COMPUTER TASK GROUP, INCORPORATED, a New York corporation (the “Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                     ,     ] (or such other date agreed to by the Administrative Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a) receipt by the Administrative Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by the Administrative Agent and, if necessary pursuant to the provisions of Section 10.10(b) of the Credit Agreement, by the Borrower;

(b) receipt by the Administrative Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10(d) of the Credit Agreement;

(c) receipt by the Administrative Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by the Administrative Agent, and (iv) such other information as the Administrative Agent shall request; and

(d) receipt by the Administrative Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4. Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, the Borrower, the Administrative Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Loan Documents as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Loan Documents, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the other Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the other Loan Documents, (v) the inspection of any of the property, books or records of the Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Assignee appoints the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof.

6. Indemnity. Assignee agrees to indemnify and hold harmless Assignor against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 10.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the other Loan Documents, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the other Loan Documents has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8. Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9. Acceptance of Administrative Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of the Administrative Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of the Borrower; provided that the execution of this Assignment Agreement by the Administrative Agent and, if necessary, by the Borrower is evidence of such acceptance and consent.

10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York.

12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13. Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, ANY OF THE LENDERS, AND THE BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS ASSIGNMENT AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF THE ASSIGNOR]

Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:

[NAME OF THE ASSIGNEE]

Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:

Accepted and Consented to this day of , 20 :		Accepted and Consented to this day of , 20 :

KEYBANK NATIONAL ASSOCIATION as the Administrative Agent		[COMPUTER TASK GROUP, INCORPORATED, a New York corporation] [IF REQUIRED]

By:		By:
Name:		Name:
Title:		Title:

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE

	A.	Assigned Percentage	%

	B.	Assigned Amount	$

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignee’s Commitment Percentage under the Credit Agreement	%

	B.	Amount of Assignee’s Commitment under the Credit Agreement	$

III.	ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

	A.	Assignor’s Commitment Percentage under the Credit Agreement	%

	B.	Amount of Assignor’s Commitment under the Credit Agreement $